UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2021 (November 19, 2020)

Spirit of Texas Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-38484	90-0499552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1836 Spirit of Texas Way
Conroe, Texas 77301
(Address of principal executive offices) (Zip Code)

(936) 521-1836

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	STXB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note.

On November 19, 2020, the board of directors of Spirit of Texas Bancshares, Inc. (the “Company”) appointed Allison S. Johnson to serve as Executive Vice President and Chief Financial Officer of both the Company and its wholly-owned subsidiary, Spirit of Texas, SSB (the “Bank”), effective November 19, 2020. This Amendment No. 1 to the Form 8-K is being filed to include disclosure regarding changes to Ms. Johnson’s compensation and her new employment agreement with the Company as a result of her assumption of this role.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Allison S. Johnson Employment Agreement – Executive Vice President and Chief Financial Officer

On February 22, 2021, the Company entered into a new employment agreement with Ms. Allison S. Johnson in connection with her appointment as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective November 20, 2020 (the “Employment Agreement”). The Employment Agreement is for an initial term of one (1) year, followed by one (1) year automatic renewals at the end of each term following the initial term unless notice of termination is provided by either the Company or Ms. Johnson not less than ninety (90) days prior to the end of such term.

In consideration for her services rendered to the Company and the Bank, Ms. Johnson will be awarded a base salary of $300,000 beginning March 1, 2021, subject to annual increases. Ms. Johnson is also eligible to participate in the Company’s annual incentive program and long term incentive program and to receive retirement benefits, medical benefits, group benefits, reimbursement of country club dues at a club approved by the Board, and a vehicle or vehicle allowance, in an amount approved by the CEO, Board or Compensation Committee.

The Employment Agreement also includes severance benefits that are subject to Ms. Johnson signing a release. If Ms. Johnson is terminated for Cause (as such term is defined in the Employment Agreement) or she resigns voluntarily, she is entitled to Accrued Rights (as such term is defined in the Employment Agreement). If Ms. Johnson’s termination is related to death, disability, or without Cause or for Good Reason (as such terms are defined in the Employment Agreement), she is entitled to receive Accrued Rights, an amount equal to her base salary, and a lump sum equal to the costs to obtain benefits to which she was entitled to for eighteen (18) months after the date of her termination. If Ms. Johnson is terminated in connection with a Change in Control of the Company (as such term is defined in the Employment Agreement), she is also entitled to payment equal to the sum of her Accrued Rights, 150% of her base salary and other annual incentive payments, and a lump sum equal to the costs to obtain benefits to which she was entitled to for eighteen (18) months after the date of her termination. Ms. Johnson is subject to non-competition and non-solicitation restrictions for a term of twelve (12) months following the termination of her employment as described in the Employment Agreement.

The foregoing description of the Employment Agreement is a summary only, and accordingly, does not purport to be complete and is qualified in its entirety to the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated February 22, 2021, by and among Spirit of Texas Bancshares, Inc. and Allison Johnson (schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request)

104	Cover Page Interactive Data File (imbedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2021	SPIRIT OF TEXAS BANCSHARES, INC.

	By:	/s/ Dean O. Bass
	Name:	Dean O. Bass
	Title:	Chairman and Chief Executive Officer